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                                                                   EXHIBIT 3.1.1

                              ARTICLES OF AMENDMENT
                    TO THE RESTATED ARTICLES OF INCORPORATION
                                       OF
                             WINN-DIXIE STORES, INC.

     Pursuant to Section 607.1006, Florida Business Corporation Act, the undersigned Corporation hereby adopts the following Articles of Amendment to its Restated Articles of Incorporation:

     1. The name of the Corporation is WINN-DIXIE STORES, INC.

     2. The Restated Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on October 28, 1991.

     3. The following amendment to the Restated Articles of Incorporation was adopted by the Corporation on October 7, 1992, pursuant to Section 607.1003, Florida Business Corporation Act, having been adopted by the Directors of the Corporation on June 22, 1992, and by the Shareholders of the Corporation at its Annual Meeting on October 7, 1992, at the headquarters office of the Corporation, 5050 Edgewood Court, Jacksonville, Florida:

     "Article NINTH of the Corporation's Restated Articles of Incorporation is amended by adding the following paragraph immediately after line 20 on page 4 thereof:

          A special meeting of stockholders shall be held on call of the Board of Directors or the person or persons authorized in the By-Laws, or if the holders of not less than thirty percent (30%) of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held."

     4. The number of shares of the single class of shares of common stock of the Corporation outstanding and entitled to vote thereon was 77,102,052, of which a majority sufficient for approval of 53,663,030 shares voted for the amendment and 5,749,740 shares voted against the amendment.

     5. In accordance with the provisions of Section 607.0705, Florida Statutes, written notice of the Annual Shareholders' Meeting containing a summary of the changes to be effected by the proposed amendment was given to each Shareholder of record of the Corporation in accordance with the applicable laws of the State of Florida and the By-Laws of the Corporation.

     IN WITNESS WHEREOF, Winn-Dixie Stores, Inc. has caused these Articles of Amendment to Restated Articles of Incorporation to be executed in its corporate name and by its respective President and Secretary under the seal of the Corporation on the 7th day of October, 1992.

                                           WINN-DIXIE STORES, INC.


                                           By /s/ James Kufeldt
                                              ----------------------------------
                                              Its President


                                           By /s/ W. E. Ripley
                                              ----------------------------------
                                              Its Secretary